EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-56010 and 333-149107) pertaining to the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico of our report dated June 28, 2010, with respect to the financial statements and schedule of the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico included in this Annual Report (Form 11-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Columbus, Ohio

June 28, 2010